Exhibit 99.1

RISKMETRICS DISREGARDS FEDERAL COURT FINDINGS AND APPLIES INEXPLICABLE STANDARD OF ETHICS FOR DIRECTORS

Report Excuses Illegal Behavior of TCI Group Nominees

CSX Urges Shareholders to Read the Federal Court’s Opinion
and Exercise Independent Judgment

Jacksonville, FL – June 18, 2008 – CSX Corporation (NYSE: CSX) today issued the following statement in response to a report issued by RiskMetrics/ISS Governance Services regarding the Company’s upcoming annual meeting of shareholders on June 25, 2008:

RiskMetrics has inexplicably chosen to second-guess the U.S. District Court for the Southern District of New York, which found that the TCI Group principals “testified falsely in many respects” and violated securities laws in connection with CSX.  In its attempt to dismiss the opinion of the Federal Court, RiskMetrics has substituted its own uninformed judgment for the Court’s conclusions, which are based on detailed fact finding and witnessing first-hand at trial the sworn testimony of the TCI Group’s principals.

According to RiskMetrics, only criminal charges for perjury would make it question the integrity of the TCI Group’s nominees.  The RiskMetrics report states, “The fact that the court found some of the testimony of TCI and 3G to be ‘not credible’ has only a minimal effect on our analysis…To date, no law enforcement agency has brought perjury charges against the dissidents.”  We believe shareholders should not and will not support such a low standard for membership on the CSX Board or any other public company board.

In addition to trivializing the Court’s findings and applying its own governance standards, RiskMetrics gave little weight to CSX’s outstanding performance and governance, instead favoring the claims and mischaracterizations of the TCI Group.  In fact, CSX ranks as number one or two among Class 1 railroads in all key recognized performance measures.

Shareholders should also be aware that on June 11, 2008, the Court found that “[TCI and 3G] have sought to control CSX for over a year.  As obstacles to control surfaced, they adapted their strategy for achieving control, making disclosures only when convenient to their strategy.”  We believe that these intentions conclusively demonstrate that the TCI Group’s nominees are not qualified to represent the interests of all CSX shareholders.

In contrast, the CSX Board has delivered market- and industry-leading shareholder returns over the last one, three and five years.  Further, this Board and management team are targeting continued industry leading shareholder value creation.

CSX Corporation, based in Jacksonville, Fla., is a leading transportation company providing rail, intermodal and rail-to-truck transload services. The company’s transportation network spans approximately 21,000 miles with service to 23 eastern states and the District of Columbia , and connects to more than 70 ocean, river and lake ports. More information about CSX Corporation and its subsidiaries is available at the   company's web site, www.csx.com.

We believe the RiskMetrics recommendation is superficial, and that RiskMetrics has reached the wrong conclusion in failing to recommend the election of all of CSX’s highly qualified directors.  We urge all CSX shareholders to review the Federal Court’s findings, as well as the analyses of both CSX and the TCI Group, and to exercise independent judgment in making this important decision about the future of their investment in CSX. (The Court’s opinion and CSX materials are available at http://2008annualmeeting.csx.com.)

RiskMetrics’ rejection of the need to maintain the proper “tone at the top” at a U.S. public company is astonishing and disturbing.  CSX urges shareholders to reject RiskMetrics’ flawed recommendation and the unprecedented director standards it has applied.  The Board of Directors of CSX unanimously recommends that all shareholders support the Board’s efforts to continue building on its proven track-record of shareholder value creation and protect their investment by voting the WHITE proxy card today.

Any CSX shareholder needing assistance in voting their shares by telephone, Internet or mail, should contact Innisfree M&A Incorporated, which is assisting the company in this matter, toll-free at 877-750-9497.

NOTE: Permission to use quotations neither sought nor obtained.

About CSX
CSX Corporation, based in Jacksonville, Fla., is one of the nation's leading transportation companies, providing rail, intermodal and rail-to-truck trainload services. The company's transportation network spans approximately 21,000 miles, with service to 23 eastern states and the District of Columbia, and connects to more than 70 ocean, river and lake ports. More information about CSX Corporation and its subsidiaries is available at the company's web site, www.csx.com.

Forward-Looking Statements
This information and other statements by the company contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act with respect to, among other items: projections and estimates of earnings, revenues, cost-savings, expenses, or other financial items; statements of management’s plans, strategies and objectives for future operation, and management’s expectations as to future performance and operations and the time by which objectives will be achieved; statements concerning proposed new products and services; and statements regarding future economic, industry or market conditions or performance. Forward-looking statements are typically identified by words or phrases such as “believe,” “expect,” “anticipate,” “project,” “estimate” and similar expressions. Forward-looking statements speak only as of the date they are made, and the company undertakes no obligation to update or revise any forward-looking statement. If the company does update any forward-looking statement, no inference should be drawn that the company will make additional updates with respect to that statement or any other forward-looking statements.

Forward-looking statements are subject to a number of risks and uncertainties, and actual performance or results could differ materially from that anticipated by these forward-looking statements. Factors that may cause actual results to differ materially from those contemplated by these forward-looking statements include, among others: (i) the company’s success in implementing its financial and operational initiatives, (ii) changes in domestic or international economic or business conditions, including those affecting the rail industry (such as the impact of industry competition, conditions, performance and consolidation); (iii) legislative or regulatory changes; (iv) the inherent business risks associated with safety and security; and (v) the outcome of claims and litigation involving or affecting the company.

Other important assumptions and factors that could cause actual results to differ materially from those in the forward-looking statements are specified in the company’s SEC reports, accessible on the SEC’s website at www.sec.gov and the company’s website at www.csx.com.

CSX Corporation, based in Jacksonville, Fla., is a leading transportation company providing rail, intermodal and rail-to-truck transload services. The company’s transportation network spans approximately 21,000 miles with service to 23 eastern states and the District of Columbia , and connects to more than 70 ocean, river and lake ports. More information about CSX Corporation and its subsidiaries is available at the   company's web site, www.csx.com.

Important Information
In connection with the 2008 annual meeting of shareholders, CSX Corporation ("CSX") has filed with the SEC and mailed to shareholders a definitive Proxy Statement dated April 25, 2008.  Security holders are strongly advised to read the definitive Proxy Statement because it contains important information. Security holders may obtain a free copy of the definitive Proxy Statement and any other documents filed by CSX with the SEC at the SEC’s website at www.sec.gov. The definitive Proxy Statement and these other documents may also be obtained for free from CSX by directing a request to CSX Corporation, Attn: Investor Relations, David Baggs, 500 Water Street C110, Jacksonville, FL 32202.  CSX, its directors, director nominee and certain named executive officers and employees may be deemed to be participants in the solicitation of CSX’s security holders in connection with its 2008 Annual Meeting. Security holders may obtain information regarding the names, affiliations and interests of such individuals in CSX’s definitive Proxy Statement and its May 15, 2008 letter to shareholders filed with the SEC as definitive additional soliciting materials.

Contacts:

David Baggs, Investor Relations	Dan Katcher / Andrew Siegel
904-359-4812	Joele Frank, Wilkinson Brimmer Katcher
212-355-4449
Garrick Francis, Corporate Communications
904-359-1708

CSX Corporation, based in Jacksonville, Fla., is a leading transportation company providing rail, intermodal and rail-to-truck transload services. The company’s transportation network spans approximately 21,000 miles with service to 23 eastern states and the District of Columbia , and connects to more than 70 ocean, river and lake ports. More information about CSX Corporation and its subsidiaries is available at the   company's web site, www.csx.com.